      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1999

                                                      REGISTRATION NO. 333-70377
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 AMENDMENT NO. 2
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               PICO HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                 ---------------

                 CALIFORNIA                                94-2723335
       (State or Other Jurisdiction                      (IRS Employer
     of Incorporation or Organization)               Identification Number)


                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 456-6022
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 ---------------

                                 JAMES F. MOSIER
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 456-6022
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                 ---------------

                                   COPIES TO:

                              DOUGLAS J. REIN, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                        4365 EXECUTIVE DRIVE, SUITE 1600
                               SAN DIEGO, CA 92121
                            TELEPHONE: (619) 677-1400
                            FACSIMILE: (619) 677-1477

                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the Effective Date of this Registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                   CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                      PROPOSED           PROPOSED
                                       AMOUNT         MAXIMUM            MAXIMUM             AMOUNT OF
          TITLE OF SHARES              TO BE      AGGREGATE PRICE       AGGREGATE          REGISTRATION
         TO BE REGISTERED            REGISTERED      PER UNIT(1)      OFFERING PRICE           FEE(2)
-------------------------------------------------------------------------------------------------------------
Common Stock, ($0.001 par value)      672,517          $16.56           $11,136,882           $3,096
=============================================================================================================

(1) Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Common Stock, as reported on the Nasdaq National Market on April 12, 1999.

(2)  $13,031 was paid with the original filing of this Registration statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

        The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS


                               PICO HOLDINGS, INC.
                         672,517 SHARES OF COMMON STOCK


        The shareholders of PICO Holdings, Inc. listed within this prospectus are selling 672,517 shares of PICO common stock under this prospectus. We will not receive any proceeds from the sale of the shares.

        Our common stock is quoted on the Nasdaq National Market under the symbol "PICO". On April 12, 1999, the last sale price of our common stock as reported on the Nasdaq National Market was $17.00.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

SEE "RISK FACTORS" BEGINNING ON PAGE 2.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                                ----------------



                 The date of this prospectus is May [__], 1999.

                                  RISK FACTORS

        In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating PICO and our business. This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Exchange Act, including statements regarding our expectations, beliefs, intentions, plans or strategies regarding the future. All forward looking statements included in this document are based on information available to us on the date thereof, and we assume no obligation to update any such forward-looking statements.

IF WE DO NOT SUCCESSFULLY LOCATE, SELECT AND MANAGE INVESTMENTS AND ACQUISITIONS OR IF OUR INVESTMENTS OR ACQUISITIONS OTHERWISE FAIL OR DECLINE IN VALUE, OUR FINANCIAL CONDITION COULD SUFFER

        We invest in businesses that we believe are undervalued or that will benefit from additional capital, restructuring of operations or improved competitiveness through operational efficiencies.

        Failures and/or declines in the market values of businesses we invest in or acquire, as well as our failure to successfully locate, select and manage investment and acquisition opportunities, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Such business failures, declines in market values, and/or failure to successfully locate, select and manage investments and acquisitions could result in inferior investment returns compared to those which may have been attained had we successfully located, selected and managed new investments and acquisition opportunities, or had our investments or acquisitions not failed or declined in value. We could also lose part or all of our investments in these businesses and experience reductions in our net income, cash flows, assets and shareholders' equity.

        We will continue to make selective investments, enhance and realize additional value to these acquired companies through our influence and control. This could involve the restructuring of the financing or management of the entities in which we invest and initiating and facilitating mergers and acquisitions. Any acquisition could result in the use of a significant portion of our available cash, significant dilution to you, and significant acquisition related charges. Acquisitions may also result in the assumption of liabilities, including liabilities that are unknown or not fully known at the time of the acquisition, which could have a material adverse effect on us.

        We do not know of any reliable statistical data that would enable us to predict the probability of success or failure of our investments or to predict the availability of suitable investments at the time we have available cash. You will be relying on the experience and judgment of management to locate, select and develop new acquisition and investment opportunities. Sufficient opportunities may not be found and this business strategy may not be successful. We have made a number of investments in the past that have been highly successful, such as Fairfield Communities, Inc., which we sold in 1996 and Resource America, Inc., which we sold in 1997. We have also made investments that have lost money, such as our approximate $4 million loss from Korean investments in 1997and approximately $5 million in investments written down in 1998. We reported net realized investment gains in 1997 of $27.1 million and in 1996 of $21.4 million; however, we reported a net realized investment loss of $4.4 million for 1998. Our financial statements indicated net unrealized investment gains, before taxes, of $18.6 million at December 31, 1996 and $6.3 million at December 31, 1997, and net unrealized investment losses of $5.3 million at December 31, 1998.

        Our ability to achieve an acceptable rate of return on any particular investment is subject to a number of factors which are beyond our control, including increased competition and loss of market share, quality of management, cyclical or uneven financial results, technological obsolescence, foreign currency risks and regulatory delays.

        Our investments may not achieve acceptable rates of return and we may not realize the value of the funds invested; accordingly, these investments may have to be written down or sold at their then-prevailing market values.





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

        We may not be able to sell our investments in both private and public companies when it appears to be advantageous to do so and we may have to sell these investments at a discount. Investments in private companies are not as marketable as investments in public companies. Investments in public companies are subject to prices determined in the public markets and, therefore, values can vary dramatically. In particular, the ability of the public markets to absorb a large block of shares offered for sale can affect our ability to dispose of an investment in a public company.

        To successfully manage newly acquired companies, we must, among other things, continue to attract and retain key management and other personnel. The diversion of the attention of management from the day-to-day operations, or difficulties encountered in the integration process, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

WE MAY MAKE INVESTMENTS AND ACQUISITIONS THAT MAY YIELD LOW OR NEGATIVE RETURNS FOR AN EXTENDED PERIOD OF TIME, WHICH COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION

   We generally make strategic investments and acquisitions that tend to be long term in nature. We invest in businesses that we believe to be undervalued or may benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with our existing operations. We may not be able to develop acceptable revenue streams and investment returns. We may lose part or all of our investment in these assets. The negative impacts on cash flows, income, assets and shareholders' equity may be temporary or permanent. We make investments for the purpose of enhancing and realizing additional value by means of appropriate levels of shareholder influence and control. This may involve restructuring of the financing or management of the entities in which we invest and initiating or facilitating mergers and acquisitions. These processes can consume considerable amounts of time and resources. Consequently, costs incurred as a result of these investments and acquisitions may exceed their revenues and/or increases in their values for an extended period of time until we are able to develop the potential of these investments and acquisitions and increase the revenues, profits and/or values of these investments. Ultimately, however, we may not be able to develop the potential of these assets that we anticipated.

IF MEDICAL MALPRACTICE INSURANCE CLAIMS TURN OUT TO BE GREATER THAN THE RESERVES WE ESTABLISH TO PAY THEM, OUR FINANCIAL CONDITION COULD SUFFER

        Under the terms of our medical malpractice liability policies, there is an extended reporting period for claims. Under Ohio law the statute of limitations is one year after the cause of action accrues. Also, under Ohio law a person must make a claim within four years; however, the courts have determined that the period may be longer in situations where the insured could not have reasonably discovered the injury in that four-year period. Claims of minors must be brought within one year of the date of majority. As a result, some claims may be reported a number of years following the expiration of the medical malpractice liability policy period.

        Physicians Insurance Company of Ohio and The Professionals Insurance Company have established reserves to cover losses on claims incurred under the medical malpractice liability policies including not only those claims reported to date, but also those that may have been incurred but not yet reported. The reserves for losses are estimates based on various assumptions and, in accordance with Ohio law, have been discounted to reflect the time value of money. These estimates are based on actual and industry experience and assumptions and projections as to claims frequency, severity and inflationary trends and settlement payments. In accordance with Ohio law, Physicians Insurance Company of Ohio and The Professionals Insurance Company annually obtain a certification from an independent actuary that their respective reserves for losses are adequate. They also obtain a concurring actuarial opinion. Due to the inherent uncertainties in the reserving process, there is a risk that Physicians Insurance Company of Ohio's and The Professionals Insurance Company's reserves for losses could prove to be inadequate. This could result in a decrease in income and shareholders' equity. If we underestimate our reserves, they could reach levels which are lower than required by law.

        Reserves are money that we set aside to pay insurance claims. We strive to establish a balance between maintaining adequate reserves to pay claims while at the same time using our cash resources to invest in new companies.

IF WE UNDERESTIMATE THE AMOUNT OF INSURANCE CLAIMS, OUR FINANCIAL CONDITION COULD BE MATERIALLY MISSTATED AND OUR FINANCIAL CONDITION COULD SUFFER

        Our insurance subsidiaries may not have established reserves adequate to meet the ultimate cost of losses arising from claims. It has been, and will continue to be, necessary for our insurance subsidiaries to review and make appropriate adjustments to reserves for claims and expenses for settling claims. Inadequate reserves could have a material adverse effect on our business, financial condition, results of operations and cash flows. Inadequate reserves could cause our financial condition to fluctuate from period to period and cause our financial condition to appear to be better than it actually is for periods in which insurance claims reserves are understated. In subsequent periods when we discover the underestimation and pay the additional claims, our cash needs will be greater than expected and our financial results of operations for that period will be worse than they would have been had our reserves been accurately estimated originally.

        The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on:

        o  the length of time in reporting claims;
        o  the diversity of historical losses among claims;
        o the amount of historical information available during the estimation process;
        o the degree of impact that changing regulations and legal precedents may have on open claims; and
        o  the consistency of reinsurance programs over time.

        Because medical malpractice liability and commercial casualty claims may not be completely paid off for several years, estimating reserves for these types of claims can be more uncertain than estimating reserves for other types of insurance. As a result, precise reserve estimates cannot be made for several years following the year for which reserves were initially established.

        During the past several years, the levels of the reserves for our insurance subsidiaries have been very volatile. As a result of our claims experience, we have had to significantly increase these reserves in the past several years.

        Significant increases in the reserves may be necessary in the future, and the level of reserves for our insurance subsidiaries may be volatile in the future. These increases or volatility may have an adverse effect on our business, financial condition, results of operations and cash flows.

THERE HAS BEEN A DOWNTURN IN THE PROPERTY & CASUALTY INSURANCE BUSINESS WHICH NEGATIVELY AFFECTS OUR BUSINESS

        The property and casualty insurance industry has been highly cyclical, and the industry has been in a cyclical downturn over the last several years. This is due primarily to competitive pressures on pricing, which has resulted in lower profitability for us. Pricing is a function of many factors, including the capacity of the property and casualty industry as a whole to underwrite business, create policyholders' surplus and generate positive returns on their investment portfolios. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers.

        The cyclical trends in the industry and the industry's profitability can also be affected by volatile and unpredictable developments, including natural disasters, fluctuations in interest rates, and other changes in the investment environment which affect market prices of investments and the income generated from those investments. Inflationary pressures affect the size of losses and court decisions affect insurers' liabilities. These trends may adversely affect our business, financial condition, results of operations and cash flows by reducing revenues and profit margins, by increasing ratios of claims and expenses to premiums, and by decreasing cash receipts. Capital invested in our insurance companies may produce inferior investment returns during periods of downturns in the insurance cycle due to reduced profitability.

STATE REGULATORS COULD REQUIRE CHANGES TO THE OPERATIONS OF OUR INSURANCE SUBSIDIARIES AND/OR TAKE THEM OVER IF WE FAIL TO MAINTAIN ADEQUATE RESERVE LEVELS

        In the past few years, the National Association of Insurance Commissioners has developed risk-based capital measurements for both property and casualty and life and health insurers. These measurements proscribe the reserve levels that insurance companies must maintain. The Commissioners have delegated to the state regulators varying levels of authority based on the adequacy of an insurer's reserves. The insurance companies' reserve levels are reported annually in their statutory annual statements to the insurance departments.

        Failure to meet one or more reserve levels may result in state regulators requiring the insurance company to submit a business plan demonstrating achievement of the required reserve levels. This may include the addition of capital, a restructuring of assets and liabilities, or changes in operations. At or below certain lower reserve levels, state regulators may supervise the operation of the insurance company and/or require the liquidation of the insurance company. Such insurance department actions could adversely affect our business, financial condition, results of operations and cash flows and decrease the value of our investments in our insurance subsidiaries. If the insurance departments were to require changes in the operations of our insurance subsidiaries, we may incur additional expenses and we may lose customers. If the insurance departments were to require additional capital in our insurance subsidiaries or a restructuring of our assets and liabilities, our investment returns could suffer. If the insurance departments were to place our insurance companies under their supervision, we would lose customers, our revenues may decrease more rapidly than our expenses, and our investment returns would suffer. We may even lose part or all of our investments in our insurance subsidiaries if our insurance subsidiaries are liquidated by the insurance departments.

WE MAY BE INADEQUATELY PROTECTED AGAINST MAN MADE AND NATURAL CATASTROPHES, WHICH COULD CAUSE OUR FINANCIAL CONDITION TO SUFFER

        As with other property and casualty insurers, operating results and financial condition can be adversely affected by volatile and unpredictable natural and man made disasters, such as hurricanes, windstorms, earthquakes, fires, and explosions. Our insurance subsidiaries generally seek to reduce their exposure to catastrophic events through individual risk selection and the purchase of reinsurance. Our insurance subsidiaries' estimates of their exposures depend on their views of the possibility of a catastrophic event in a given area and on the probable maximum loss created by that event. While our insurance subsidiaries attempt to limit their exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could significantly exceed the maximum loss anticipated, resulting in a material adverse effect on our business, financial condition, results of operations and cash flows. Such events could cause unexpected insurance claims and expenses for settling claims well in excess of premiums, increasing cash needs, reducing surplus and reducing assets available for investments. Capital invested in our insurance companies may produce inferior investment returns as a result of these additional funding requirements.

        We insure ourselves against catastrophic losses by obtaining insurance through other insurance companies known as reinsurers. The future financial results of our insurance subsidiaries could be adversely affected by disputes with their reinsurers with respect to coverage and by the solvency of the reinsurers.

OUR INSURANCE SUBSIDIARIES COULD BE DOWNGRADED WHICH WOULD NEGATIVELY IMPACT OUR BUSINESS

        Our insurance subsidiaries' ratings may not be maintained or increased, and a downgrade would likely adversely affect our business, financial condition, results of operations and cash flows. A.M. Best and Company's ("A.M. Best") ratings reflect the assessment of A.M. Best of an insurer's financial condition, as well as the expertise and experience of its management. Therefore, A.M. Best ratings are important to policyholders. A.M. Best ratings are subject to review and change overtime. Failure to maintain or improve our A.M. Best ratings could have a material adverse effect on the ability of our insurance subsidiaries to underwrite new insurance policies, as well as potentially reduce their ability to maintain or increase market share. Management believes that many potential customers will not insure with an insurer that carries an A.M. Best rating of less than B+, and that customers who do so will demand lower rates.

        Our insurance subsidiaries are currently rated as follows:

        o  Sequoia Insurance Company                   B++ (Very Good)
        o  Citation Insurance Company                  B+ (Very Good)
        o  Physicians Insurance Company of Ohio        NR-3 (rating procedure
                                                       inapplicable)
        o  The Professionals Insurance Company         NR-3 (rating procedure
                                                       inapplicable)


POLICY HOLDERS MAY NOT RENEW THEIR POLICIES, WHICH COULD CAUSE OUR FINANCIAL CONDITION TO SUFFER

        Insurance policy renewals have historically accounted for a significant portion of our net revenue. We may not be able to sustain historic renewal rates for our products in the future. A decrease in renewal rates would reduce our revenues. It would also decrease our cash receipts and the amount of funds available for investments and acquisitions. If we were not able to reduce overhead expenses correspondingly, this would adversely affect our business, financial condition, results of operations and cash flows.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, THEN WE WILL BE SUBJECT TO A SIGNIFICANT REGULATORY BURDEN

        We at all times intend to conduct our business so as to avoid being regulated as an investment company under the Investment Company Act of 1940. However, if we were required to register as an investment company, our ability to use debt would be substantially reduced, and we would be subject to significant additional disclosure obligations and restrictions on our operational activities. Because of the additional requirements imposed on an investment company with regard to the distribution of earnings, operational activities and the use of debt, in addition to increased expenditures due to additional reporting responsibilities, our cash available for investments would be reduced. The additional expenses would reduce income. These factors would adversely affect our business, financial condition, results of operations and cash flows.

SUBSTANTIAL REGULATION MAY PREVENT US FROM REALIZING A PROFIT FROM OUR WATER RIGHTS

        The water rights held by us and the transferability of these rights to other uses and places of use are governed by the laws concerning water rights in the states of Arizona, California, Colorado and Nevada. The volumes of water actually derived from these rights may vary considerably based upon physical availability and may be further limited by applicable legal restrictions. As a result, the amounts of acre feet anticipated do not in every case represent a reliable, firm annual yield of water, but in some cases describe the face amount of the water right claims or management's best estimate of such entitlement. Legal impediments exist to the sale or transfer of some of these water rights, which in turn may affect their commercial value. If we were unable to transfer or sell our water rights, we will not be able to make a profit, we will not have enough cash receipts to cover cash needs, and we may lose some or all of our value in our water rights investments.

WE ARE DIRECTLY IMPACTED BY INTERNATIONAL AFFAIRS, WHICH COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION

        As a result of global investment diversification, our business, financial condition, results of operations and cash flows may be adversely affected by:

        o  exposure to fluctuations in exchange rates;
        o  the imposition of governmental controls;
        o the need to comply with a wide variety of foreign and U.S. export laws;





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

        o  political and economic instability;
        o  trade restrictions;
        o  changes in tariffs and taxes;
        o  volatile interest rates;
        o  changes in certain commodity prices;
        o  exchange controls which may limit our ability to withdraw money;
        o  the greater difficulty of administering business overseas; and
        o  general economic conditions outside the United States.

        Changes in any or all of these factors could result in reduced market values of investments, loss of assets, additional expenses, reduced investment income, reductions in shareholders' equity due to foreign currency fluctuations and a reduction in our global diversification.

OUR COMMON STOCK PRICE MAY BE LOW WHEN YOU WANT TO SELL YOUR SHARES

        The trading price of our common stock has historically been, and is expected to be, subject to fluctuations. The market price of the common stock may be significantly impacted by:

        o  quarterly variations in financial performance;
        o shortfalls in revenue or earnings from levels forecast by securities analysts;
        o  changes in estimates by such analysts;
        o  product introductions;
        o  our competitors' announcements of extraordinary events; such as
        o  acquisitions;
        o  litigation; and
        o  general economic conditions.

        Our results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and our future results of operations could fluctuate significantly from quarter to quarter and from year to year. Causes of such fluctuations may include the inclusion or exclusion of operating earnings from newly acquired or sold operations. At December 31, 1996, the closing price of our common stock on the Nasdaq National Market was $20.63 per share, compared to $13.25 at December 31, 1998. On a quarterly basis between these two dates, closing prices have ranged from a high of $32.19 at December 31, 1997 to a low of $13.25 at December 31, 1998.

        Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we do business or relating to us specifically could result in an immediate and adverse effect on the market price of our common stock.

WE MAY NOT BE ABLE TO RETAIN KEY MANAGEMENT PERSONNEL WE NEED TO SUCCEED, WHICH COULD CAUSE OUR FINANCIAL CONDITION TO SUFFER

        We have several key executive officers. If they leave PICO, it could have a significant adverse effect on us. In particular, Ronald Langley, our Chairman, and John R. Hart, our President and Chief Executive Officer, play key roles in investment decisions. Messrs. Langley and Hart have entered into employment agreements with us dated as of December 31, 1997, for a period of four years. Messrs. Langley and Hart are key to the implementation of our strategic focus, and our ability to successfully develop our current strategy is dependent upon our ability to retain the services of Messrs. Langley and Hart.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER, PREVENTING YOU FROM RECEIVING A PREMIUM ON YOUR SHARES

        The Board of Directors has authority to issue up to 2 million shares of preferred stock and to fix the rights, preference, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. Your rights as common stock holders will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of PICO. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

WE ARE SUBJECT TO YEAR 2000 RISKS FOR WHICH WE MAY NOT BE PREPARED, WHICH COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION

        Many currently installed computer systems and software products are not capable of distinguishing 20th century dates from 21st century dates. As a result, in less than one year, computer systems and/or software used by many companies in a very wide variety of applications may experience operating difficulties unless they are modified or upgraded to adequately process information involving, related to or dependent upon the century change. Significant uncertainty exists in the software and information services industries concerning the scope and magnitude of problems associated with the century change. In light of the potentially broad effects of the year 2000 on a wide range of business systems, we may be affected.

        We continue to progress in our efforts to define the scope and magnitude of the Year 2000 ("Y2K") problem and to execute our plans to ensure information technology and non-information technology systems are Y2K compliant.

        The initial phase of planning, inventorying and evaluating all information technology systems, and non-information technology systems and their components, for Y2K compliance is approximately 95% complete. The evaluation has not disclosed any significant Y2K processing difficulties or concerns. The focus has primarily been on the insurance operations of Vista because of the custom applications software used to process insurance policies, policy claims, and insurance underwriting. Fortunately, the majority of the non-insurance information and non-information technology systems are deemed Y2K compliant and do not require any significant alterations. The focus of remediation is on the insurance specific applications.

        The second phase of the project, which primarily includes implementing corrections to remedy Y2K deficiencies, is approximately 90% complete. As noted above, the insurance systems software has been the primary focus of the efforts. To renovate the insurance systems to a Y2K ready state, our internal information systems staff is re-writing lines of existing code to function with a four-digit date field. We have also replaced existing DOS software with a current Y2K compliant version.

        Phase three pertains to testing and validation of each system. As hardware and software changes are made to the systems, they are tested for compliance. This phase will continue as each insurance application is reprogrammed. Despite the best efforts by management, problems will arise requiring us to quickly respond while there is still time. Phase four, when completed, will set forth contingency plans addressing potential business interruption and failure, is expected to be finalized during the last half of 1999.

        We have relationships with several banks and other financial institutions and service providers that provide business information to us on a regular basis. In addition, we report financial results on a regular basis to state and federal agencies. While these relationships are important to our business, should any third party be adversely affected by the Y2K problem, the resulting risk of business interruption should not be significant to us. However, the inability of those parties to complete their Y2K readiness process could materially impact us in a manner that we have not foreseen.

        The likely worst case scenario is a partial failure of some accounting and reporting functions that could be corrected by manually recording and delivering the required information.

        The foregoing factors, individually or in the aggregate, could materially adversely affect our operating results and could make comparison of historic operating results and balances difficult or not meaningful.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 75 Park Place, New York, New York 10007. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is traded on The Nasdaq National Market. Reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\www.sec.gov.

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. This prospectus is part of a registration statement filed with the Commission.

        (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Commission on March 30, 1998 (File No. 000-18786).

        (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the Commission on May 17, 1999 and amended on May 19, 1999 (File No. 333-36383).

        We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to James F. Mosier at PICO Holdings, Inc., 875 Prospect Street, Suite 301, La Jolla, California 92037, telephone number (619) 456-6022.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

                               PICO HOLDINGS, INC.

        We are a diversified holding company with operations in wholesale water and storage through our subsidiary Vidler Water Company, Inc.; real estate and minerals through its subsidiary Nevada Land and Resource Company, LLC; insurance through its subsidiaries Sequoia Insurance Company and Citation Insurance Company; and investment management though its subsidiary Summit Global Management, Inc. In addition, we have a number of strategic value investments. Our objective is to use our resources to increase shareholder value through investments in businesses which we believe are undervalued or will benefit from additional capital, restructuring of operations or management, or improved competitiveness through operational efficiencies with our existing operations. This business strategy was implemented beginning in 1994 and was not fully in place until 1996.

        We were incorporated in 1981 and began operations in 1982 as an insurance holding company. We were known as Citation Insurance Group prior to the November 20, 1996 reverse merger between a wholly-owned subsidiary and Physicians Insurance Company of Ohio. Our principal executive office is located at 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (619) 456-6022.

SUBSIDIARIES

        Unless otherwise indicated, each subsidiary is directly or indirectly wholly-owned by us. Our operating subsidiaries and their principal subsidiaries or affiliates are as follows:

GLOBAL EQUITY CORPORATION

        In September 1995, we acquired approximately 38.2% of Global Equity Corporation. In July 1997, we purchased an additional 11.7% of Global Equity Corporation from the Mackenzie Fund, increasing our holdings to approximately 49.9%. On August 18, 1997, Global Equity Corporation issued shares through a secondary public offering and we subscribed additional shares increasing our ownership of Global Equity Corporation to approximately 51.2%. For a number of reasons, including the simplification of the structure of the combined companies, on December 16, 1998, we acquired the remaining 48.8% minority interest of Global Equity Corporation through a combination in exchange for our common stock. We refer you to the PICO and Global Equity Corporation Joint Management Information Circular and Proxy Statement dated October 13, 1998 filed with the Commission with Form DEFM14A on October 16, 1998 for additional information regarding the combination with us and Global Equity Corporation approved by shareholders on November 20, 1998.

        Incorporated under the laws of the Province of Ontario, Canada, Global Equity Corporation operates primarily, both directly and indirectly through its various subsidiaries, as an international investment and operating company. The emphasis of Global Equity Corporation's investment strategy is to increase shareholder value through the long-term appreciation of its assets. Global Equity Corporation's investment portfolio comprises holdings in public equity securities, strategic investments and convertible instruments in North American, Asian and European corporations, as well as a diversified portfolio of surface, water and mineral rights in the western United States, and oil and gas lease interests in North America.

VIDLER WATER COMPANY, INC.

        Effective November 14, 1995, a wholly-owned subsidiary of Global Equity Corporation acquired all of the outstanding common stock of Vidler Water Company, Inc. The purchase price was $5.8 million in cash. Vidler Water Company, Inc., a corporation formed under the laws of the state of Colorado, changed its state of domicile to Delaware in 1998. Vidler Water Company, Inc. is engaged in the water marketing and transfer business. The business plan calls for Vidler Water Company, Inc. to identify areas where water supplies are needed in the southwestern United States and then facilitate the transfer from current ownership to Vidler Water Company, Inc., and subsequently to municipalities, water districts, developers and others. This process requires knowledge and skills in the identification, certification, upgrading, managing, transfer, marketing and financing of water projects. Vidler Water Company, Inc. has created opportunity through its ability to aggregate water supplies from disparate owners and locations and redirect the water to its highest and best use. In 1998, a former employee of Vidler Water Company, Inc. exercised stock options to purchase approximately 1.9% of Vidler Water Company, Inc.

        As a comprehensive provider of water services, Vidler Water Company, Inc. performs the following functions:

        - Water asset acquisitions, purchasing appropriate water rights, upgrading the priority and functionality wherever possible, and marketing the product to the end-user; and
        - Development and operation of water recharge (storage) facilities directed to municipalities and water districts in the southwestern United States. Storage provides flexibility. Surplus supplies can be stored inexpensively and can be sold and delivered to meet peak demands.

        Since its acquisition by Global Equity Corporation, Vidler Water Company, Inc. and its immediate parent company have made further acquisitions of water rights through the purchase of additional properties with appurtenant water rights in Arizona, California, Colorado, and Nevada. In October 1998, Vidler Water Company, Inc.'s Arizona groundwater recharge pilot program construction was completed and recharging began on schedule. Vidler Water Company, Inc.'s underground water storage facility is located adjacent to the Central Arizona Project in Arizona. Vidler Water Company, Inc. has begun implementing the full-scale design and permitting process and will be meeting with potential state and federal recharge customers. Vidler Water Company, Inc. estimates that the total storage capacity of the aquifer underlying this property is in excess of 1,000,000 acre-feet (one acre of water one foot deep) and the "put" and "take" recharge/recovery capacity of the aquifer to be in excess of 100,000 acre-feet per year. In November 1998 Vidler Water Company, Inc. reached an agreement with the Semitropic Water Storage District to acquire 185,000 acre-feet of underground water storage and associated rights to recharge and recover water at Semitropic Water Storage District located near the California Aqueduct northwest of Bakersfield, California. The strategic location of Semitropic Water Storage District relative to other water delivery systems and storage facilities will enable Vidler Water Company, Inc. to complete exchanges and water transfers in California.

NEVADA LAND AND RESOURCE COMPANY, LLC

        On April 23, 1997, we, along with Global Equity Corporation, acquired a 100% membership interest in Nevada Land and Resource Company, LLC. The total purchase price for Nevada Land and Resource Company, LLC was $48.6 million. Nevada Land and Resource Company, LLC's principal asset consists of approximately 1.3 million acres of deeded land located in northern Nevada, together with appurtenant water and mineral rights. Nevada Land and Resource Company, LLC is actively engaged in maximizing the property's value in relation to water rights, mineral rights and land sales, exchanges and development. Nevada Land and Resource Company, LLC is the largest private landowner in the state. Nevada Land and Resource Company, LLC anticipates that revenues will be generated from the asset by land sales, exchanges and development and exploration of mineral and water rights. Nevada Land and Resource Company, LLC's mineral exploration strategy is to identify potential gold discoveries (or other high unit resources), develop them to the point where a meaningful data set can be established and then to vend the properties to advanced stage exploration or production companies.

CITATION INSURANCE COMPANY

        Citation Insurance Company is a California-domiciled insurance company licensed to write property and casualty insurance in Arizona, California, Colorado, Nevada, Hawaii, New Mexico and Utah. Citation Insurance Company primarily writes commercial property and casualty insurance. Citation Insurance Company has also written Workers Compensation insurance; however, Citation Insurance Company sold that line of business through a transfer to and sale of its wholly-owned subsidiary, Citation National Insurance Company, effective June 30, 1997. Citation National Insurance Company wrote no new business in 1997 prior to its sale.

SEQUOIA INSURANCE COMPANY

        Sequoia Insurance Company is a California-domiciled insurance company licensed to write insurance coverage for property and casualty risks within the State of California and Nevada. Sequoia Insurance Company writes business through independent agents and brokers covering risks located primarily within northern and central California and Nevada. Although multiple line underwriting is conducted and at one time or another all major lines of property and casualty insurance except workers' compensation and ocean marine have been written, Sequoia Insurance Company has transitioned from writing primarily personal lines of business (automobile, homeowners, etc.) to commercial lines.

PHYSICIANS INSURANCE COMPANY OF OHIO

        Physicians Insurance Company of Ohio, an Ohio licensed insurance corporation, operates primarily as a diversified investment and insurance company. Its operations and those of its direct and indirect subsidiaries include investment operations, property and casualty insurance, the wind down of the settlement of insurance claims liabilities arising from Physicians' terminated medical professional liability insurance business (the "runoff"), and other. Through December 4, 1998, an indirect subsidiary of Physicians Insurance Company of Ohio, American Physicians Life Insurance Company, engaged in life and health insurance. Physicians Insurance Company of Ohio has been licensed as a property and casualty insurer by the Ohio Department of Insurance since 1976 and is also licensed by the Kentucky Department of Insurance. During 1995, there was another overall shift in the strategic direction of Physicians Insurance Company of Ohio when it sold its existing medical professional liability insurance business. Physicians Insurance Company of Ohio continues to administer and adjust its remaining claims and loss adjustment expense reserves. Based upon careful analysis of various alternative scenarios for handling the runoff of the remaining claims reserves, management determined that the best option was to process the existing claims internally with existing staff, rather than through a third party administrator or through an outright sale of the claims and loss adjustment expense reserves. In addition, although there can be no assurance, it is expected that shareholders' equity may be better served by retaining the investments necessary to fund the payment of these claims and loss adjustment expense reserves, managing them along with the rest of the Company's investment holdings, as opposed to selling or fully reinsuring these reserves and giving up the corresponding funds.

PHYSICIANS INVESTMENT COMPANY

        Physicians Investment Company is a holding company that owned 100% of American Physicians Life Insurance Company prior to its sale on December 4, 1998. The Company entered into an agreement to sell American Physicians Life Insurance Company and their wholly-owned subsidiary, Living Benefit Administrators Agency, Inc. On June 16, 1997, American Physicians Life Insurance Company offered critical illness insurance through "Survivor Key" policies as well as other life and health insurance products. Physicians Insurance Company of Ohio owns approximately 65.1% of Physicians Investment Company. Sequoia Insurance Company and Citation Insurance Company own approximately 9.1% and 25.8%, respectively.

THE PROFESSIONAL INSURANCE COMPANY

        The Professional Insurance Company is an Ohio domiciled insurance company first licensed to write property and casualty insurance in Ohio in 1979. It is also licensed in Kentucky, West Virginia and Wisconsin. The Professional Insurance Company primarily offered medical professional liability insurance to doctors, dentists and other medical professionals in Ohio until the sale of its medical professional liability business in 1995.

SUMMIT GLOBAL MANAGEMENT

        Summit Global Management is a Securities and Exchange Commission registered investment advisor that offers investment management services in a number of states including California, Florida, Kansas, Iowa, Louisiana, Oregon, Virginia and Wisconsin. Summit provides investment management services to us. Summit Global Management also offers its services to other individuals and institutions in the jurisdictions in which it is registered as an investment adviser and in other states where registration is not required. As a registered investment adviser, Summit Global Management is subject to regulation by, and files annual reports with, the Commission and the securities administrators in some of the jurisdictions in which it is registered to do business.

                              SELLING SHAREHOLDERS

        The table below sets forth certain information regarding the selling shareholders. The shares are being registered to permit public sales of the shares, and the selling shareholders may offer the shares for resale from time to time. See "Plan of Distribution."

        The table below sets forth the names of the selling shareholder and the number of shares owned by such shareholder.

       Selling Shareholder                 Shares of Common Stock
       -------------------                 ----------------------
       Ronald L. Jensen                             325,717
       Protective Insurance Company                 150,000
       PSCO Partners Limited                        100,000
       Partnership
       Capital Indemnity Corporation                 70,000
       Pacific Pioneer Insurance                      8,000
       Company
       James R. Winn                                  6,000
       Neal Kay                                       5,000
       Marvin D. Gill                                 3,800
       Ernest & Co.                                   2,000
       John A. Lawler                                 2,000
                                                    -------
               Total                                672,517
                                                    =======

        Each of the selling shareholders represented that it was acquiring the shares for investment and with no present intention of distributing such shares. In recognition of the fact that investors, even though purchasing common stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem the sale to be appropriate, we have filed with the Commission a registration statement, with respect to the resale of the shares from time to time and we have agreed to prepare and file such amendments and supplements to the Registration statement as may be necessary to keep the Registration statement effective until the shares are no longer required to be registered for the sale by the selling shareholders.

                              PLAN OF DISTRIBUTION

        We have been advised that the selling shareholders may sell shares from time to time in transactions in the Nasdaq National Market, through negotiated transactions or otherwise, at fixed prices that may be changed, at prevailing market prices or at negotiated prices.

        Sales may be made pursuant to this prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of common stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting commissions under the Securities Act. No period of time has been fixed within which the shares may be offered or sold.

        We have not received any part of the proceeds of any sales of shares pursuant to this prospectus. We will pay all the expenses of registering the shares, except for selling expenses incurred by the selling shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the selling shareholders.

                                 USE OF PROCEEDS

        We will not receive any proceeds from sales of the shares.

                                  LEGAL MATTERS

        The validity of the shares is being passed upon by Gray Cary Ware & Freidenrich, LLP, San Diego, California.

                                     EXPERTS

        The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and consolidated financial statement schedules of PICO for the year ended December 31, 1996, incorporated by reference herein and included in our annual report on Form 10-K for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports dated April 7, 1997, accompanying such financial statements and financial statement schedules. The financial statements and financial statement schedules referred to above have been so incorporated in reliance upon the reports of such firm, which reports are given upon their authority as experts in accounting and auditing.

        The consolidated financial statements for the year ended December 31, 1997 for Global Equity Corporation and incorporated in this registration statement by reference from the annual report on Form 10-K of PICO Holdings, Inc. have been audited by KPMG LLP, chartered accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offering described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.



                            SUMMARY TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Risk Factors.................................................................2
Where You Can Find More Information..........................................9
Pico Holdings, Inc..........................................................10
Selling Shareholders........................................................13
Plan of Distribution........................................................14
Use of Proceeds.............................................................14
Legal Matters...............................................................14
Experts.....................................................................14

================================================================================


================================================================================






                                 672,517 SHARES



                                  COMMON STOCK





                               ------------------

                                   PROSPECTUS

                               ------------------












                                  May ___, 1999


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        Other expenses in connection with the registration of the common stock hereunder will be substantially as follows:

                                                    Company
          Item                                      Expense
          ----                                      -------
          SEC Registration Fee.................    $ 13,031
          Printing and engraving expenses......    $  1,000
          Legal fees and expenses..............    $ 10,000
          Accounting Fees and expenses.........    $ 10,000
          Miscellaneous........................    $  1,969
                                                   --------
                 Total.........................    $ 36,000
                                                   ========

--------------
* Estimated for purposes of this filing.

Item 15.  Indemnification of Directors and Officers.

        Pursuant to provisions of the California General Corporation Law (the "CGCL"), Registrant's Articles of Incorporation include a provision which eliminates the personal liability of its directors to Registrant and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Registrant or its shareholders, (vi) under
Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (concerning a director's liability for improper distributions, loans and guarantees). The provision does not eliminate liability of a director for any acts or omissions which occurred prior to November 18, 1988, the effective date of Registrant's amended Articles of Incorporation including such provision, and it does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to Registrant's shareholders for any violation of a director's fiduciary duty to Registrant or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to Registrant for grossly negligent conduct, including conduct in situations involving attempted takeovers of Registrant.

        Registrant's Articles of Incorporation also include a section authorizing Registrant to indemnify its officers, directors and other agents through bylaw provisions, agreements with such agents, vote of shareholders or otherwise in excess of the indemnification permitted by Section 317 of the CGCL, subject only to the limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders. The By-Laws expressly provide that Registrant shall have the right to purchase and maintain insurance against any liability asserted against or incurred by officers, directors and other agents, whether or not Registrant would have the power to indemnify such person against the liability insured against.

        The Registrant has obtained directors and officers liability and company reimbursement insurance pursuant to three policies currently in effect (the "D & O Policies") with underwriters at Lloyd's, London-SPMI ("Lloyd's"), Lloyds of London and Executive Risk Indemnity, Inc., the limit of coverage is $7 million with a retention of $500,000. Pursuant to the D & O Policies, Lloyd's will pay on behalf of directors and officers of the Registrant, certain losses (a "Loss") incurred as a result of a wrongful act (a "Wrongful Act") by such persons, for which they are not being indemnified by the Registrant. In addition, Lloyd's will reimburse the Registrant for Losses over $1,000,000 incurred as a result of Registrant's indemnification of an officer or director in connection with a Wrongful Act. However, the D & O Policies provide that Lloyd's aggregate liability to the Registrant with respect to a single policy year shall not exceed $2,000,000. The D & O Policies are subject to customary exclusions.

        The Registrant has entered into agreements with its executive officers and directors to provide indemnity to such persons to the maximum extent permitted under applicable law.

        Section 317 of the California General Corporation law makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, against such liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16.  Exhibits.

  EXHIBIT
  NUMBER                          DESCRIPTION OF DOCUMENT
  -------                         -----------------------
  5.1**       Opinion of Gray Cary Ware & Freidenrich LLP.

  23.1        Independent Auditors' Consent - Deloitte & Touche LLP.

  23.2        Consent of Independent Accountants - PricewaterhouseCoopers LLP.

  23.3        Accountants' Consent - KPMG LLP.

  23.4**      Consent of Gray Cary Ware & Freidenrich LLP (Included in Exhibit
              5.1).

  24**        Power of Attorney (included in the Signature Page contained in
              Part II of the Registration statement).

---------------

** Incorporated by reference to exhibit of same number filed with the initial Registration statement on Form S-3.

        A. The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E. The undersigned Registrant hereby undertakes that:

           (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

           (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this amended Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on May 27, 1999.



                            PICO Holdings, Inc.



                            By:  /s/  John R. Hart
                                -----------------------------------
                                 John R. Hart
                                 Chief Executive Officer, President and Director (Principal Executive Officer)

                                INDEX TO EXHIBITS



  EXHIBIT
  NUMBER                          DESCRIPTION OF DOCUMENT
  -------                         -----------------------
  5.1**       Opinion of Gray Cary Ware & Freidenrich LLP.

  23.1        Independent Auditors' Consent - Deloitte & Touche LLP.

  23.2        Consent of Independent Accountants - PricewaterhouseCoopers LLP.

  23.3        Accountants' Consent - KPMG LLP.

  23.4**      Consent of Gray Cary Ware & Freidenrich LLP (Included in Exhibit
              5.1).

  24**        Power of Attorney (included in the Signature Page contained in
              Part II of the Registration statement).

---------------

** Incorporated by reference to exhibit of same number filed with the initial Registration statement on Form S-3.